Exhibit 99.1

XOMA Royalty Reports 2025 Financial Results

and Highlights Recent Business Achievements

Portfolio receipts: • Achieved over $50 million of cash receipts, including $33.6 million in royalties and $16.9 million milestones, in full year 2025 • Total receipts increased 9% with royalties up 68% versus full year 2024

Business development: Added 22 assets to portfolio, including five programs in Phase 2 or Phase 3 development

Stock buyback program: Repurchased and retired 648,048 shares for an aggregate of $16.0 million

Company acquisitions: Completed seven acquisitions, accumulating $11.7 million of non-dilutive capital1, economic interests of approximately 25% in up to $1.1 billion of milestones and low to mid-single digit royalties from eight partnered programs

Key 2026 pipeline events: • Phase 2b data from volixibat in PSC in Q2 and Phase 3 data from ersodetug in tumor HI in 2H • Potential for EMA decisions on OJEMDA™ and MIPLYFFA™ marketing authorization applications • Regulatory updates related to ersodetug in congenital HI and seralutinib in PAH

Webcast at 8:00 am Eastern Time today

EMERYVILLE, Calif. – March 18, 2026 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA), the biotech royalty aggregator, reported its 2025 fourth quarter and full year financial results and highlighted recent actions that have the potential to deliver additional shareholder value.

“We continue to search for innovative ways to drive enhanced optionality in the XOMA portfolio, with the addition of 22 assets and two platform technologies over the past year,” stated Owen Hughes, Chief Executive Officer of XOMA Royalty. “With multiple commercial assets delivering growing royalty receipts, we achieved positive cash flow from operations and were able to return $16 million of capital through a share buyback in 2025. Looking ahead, with 14 programs in registrational studies, we anticipate a number of catalysts over the ensuing years, including several regulatory updates and late-stage clinical readouts in 2026, which, if positive, will further diversify our commercial royalty streams and drive growing free cash flow in 2027 and beyond.”

[1]	This amount includes structuring agent fees associated with Repare Therapeutics and ESSA Pharmaceuticals.

Portfolio Updates

Day One

•

OJEMDA New Drug Application filing in Japan triggered $2 million milestone in 4Q25

•

OJEMDA FY 2026 revenue guidance of $225 – $250 million[2]

•

In February 2026, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) issued a positive opinion recommending the conditional marketing authorization of OJEMDA[3]

•

In March 2026, Day One and Servier announced that they have entered into a definitive agreement for Servier to acquire Day One for $21.50 per share in cash, representing a total equity value of approximately $2.5 billion[4]

Zevra Therapeutics	• A Marketing Authorization Application for the evaluation of arimoclomol (MIPLYFFA) for the treatment of NPC is under review by the EMA[5]
Rezolute

•

In December 2025, Rezolute announced that the Phase 3 clinical study of ersodetug for the treatment of congenital hyperinsulinism (“HI”) demonstrated reductions from baseline in hypoglycemia events by self-monitored blood glucose at both ersodetug dose levels, but the reductions were not statistically significant compared to placebo, due to a pronounced study effect[6]

•

Rezolute will meet with FDA under its Breakthrough Therapy Designation in the first quarter of 2026 to determine next steps for the program[6]

•

Rezolute anticipates topline results of upLIFT, a Phase 3, single-arm, open-label study in participants with tumor HI, in the second half of 2026[6]

Gossamer Bio & Chiesi

•

In February 2026, Gossamer Bio announced topline results from the Phase 3 PROSERA clinical trial evaluating seralutinib for the treatment of PAH[7]

•

Seralutinib demonstrated a placebo-adjusted improvement in Six-Minute Walk Distance (6MWD) of +13.3 meters at Week 24 (p = 0.0320), missing the prespecified alpha threshold of 0.025[7]

•

Gossamer plans to meet with the U.S. FDA to discuss the path forward[7]

[2]	https://ir.dayonebio.com/news-releases/news-release-details/day-one-reports-fourth-quarter-and-full-year-2025-financial
[3]

https://www.ipsen.com/press-release/ipsen-receives-positive-chmp-opinion-for-ojemda-for-the-treatment-as-monotherapy-of-
children-with-relapsed-or-refractory-braf-altered-pediatric-low-grade-glioma-3246394/

[4]	https://ir.dayonebio.com/news-releases/news-release-details/servier-and-day-one-biopharmaceuticals-announce-acquisition
[5]	https://investors.zevra.com/news-releases/news-release-details/zevra-reports-fourth-quarter-and-full-year-2025-financial
[6]	https://ir.rezolutebio.com/news/detail/371/rezolute-reports-second-quarter-fiscal-2026-financial-results-and-provides-business-update
[7]	https://ir.gossamerbio.com/news-releases/news-release-details/gossamer-bio-announces-topline-results-phase-3-prosera-study

Volixibat

•

Volixibat VISTAS study in primary sclerosing cholangitis (PSC) topline data expected in Q2 2026[8]

•

Volixibat VANTAGE study in primary biliary cholangitis (PBC) expected to complete enrollment in H2 2026[8]

Business Development Activity

Takeda Strategic Royalty Share Transaction

•

In December 2025, XOMA amended its collaboration with Takeda

•

XOMA will receive low to mid-single-digit royalties and up to $852.6 million in potential milestones across nine development-stage assets, including osavampator, which is being evaluated in Phase 3 studies for major depressive disorder; volixibat, which is being evaluated in PSC and PBC; OHB-607, which Oak Hill Bio Ltd and its partner are developing for the prevention of bronchopulmonary dysplasia in extremely premature infants; REC-4881, which is in Phase 2 development for familial adenomatous polyposis; and five early-stage Oak Hill Bio assets

•

Prior to amending the collaboration, XOMA held a mid-single digit royalty and $16.25 million in potential milestones associated with mezagitamab

•

Following the transaction, XOMA will retain a low single-digit royalty entitlement on mezagitamab and up to $13.0 million in milestones

Company Acquisitions

•

Completed or served as the structuring agent in the acquisition of seven companies since the beginning of 2025

•

Accumulated non-dilutive capital of $11.7 million, net of transaction expenses

•

Obtained economic interests of approximately 25% in up to $1.1 billion of potential milestone payments and low to mid-single-digit royalties from eight partnered assets

•

Eligible for 25-70% of proceeds related to any future out license or sale of legacy assets or platform technology from these companies, including the ctLNP delivery platform from Generation Bio

Fourth Quarter and Full-Year 2025 Financial Results

In the fourth quarter of 2025, XOMA Royalty received $3.2 million in cash receipts from royalties and commercial payments and $3.3 million in milestone payments and paid $1.4 million in dividends on the XOMA Royalty Perpetual Preferred stocks. For the full year of 2025, XOMA Royalty received $50.5 million in cash receipts, including $33.6 million in royalties and commercial payments and $16.9 million in milestone payments and fees. During 2025, XOMA Royalty deployed $25.0 million to acquire additional assets for its royalty and milestone portfolio, repurchased 648,048 shares of its common stock for a cost of $16.0 million, and paid $5.5 million in dividends on the XOMA Royalty Perpetual Preferred stocks.

Income and Revenue: Income and revenues for the three months ended December 31, 2025 and 2024, were $13.8 million and $8.7 million, respectively. Income and revenues for the years ended December 31, 2025 and 2024, were $52.1 million and $28.5 million, respectively. The increase in both periods was primarily driven by increased income related to VABYSMO® (faricimab-svoa) and OJEMDA™ (tovorafenib) and milestone payments received from Rezolute and Takeda.

[8]	https://ir.mirumpharma.com/news/news-details/2026/Mirum-Pharmaceuticals-Reports-Fourth-Quarter-and-Year- End-2025-Results-and-Provides-Business-Update/default.aspx

General and Administrative (G&A) Expenses: G&A expenses for the three months ended December 31, 2025 and 2024, were $10.4 million and $7.0 million, respectively. G&A expenses for the years ended December 31, 2025 and 2024, were $36.1 million and $34.5 million, respectively. The increase of $1.6 million in 2025 was primarily due to an increase in business development and deal-related costs of $3.7 million and an increase in lease costs of $1.0 million primarily related to the HilleVax acquisition partially offset by $3.6 million in costs related to exit packages for Kinnate senior leadership in 2024.

G&A expenses for the year ended December 31, 2025, also include an increase of approximately $1.1 million associated with ongoing litigation initiated by XOMA Royalty against Janssen Biotech, Inc., asserting claims for breach of contract and unjust enrichment arising from Janssen’s unauthorized use of XOMA’s intellectual property in the commercialization of TREMFYA (guselkumab). XOMA Royalty expects to continue to incur legal fees and other professional service costs associated with pursuing this litigation. Litigation is inherently uncertain, and there can be no assurance regarding the outcome of the matter or the timing or amount of any potential recovery.

XOMA Royalty’s G&A expenses for the three months ended December 31, 2025 and 2024, included non-cash stock-based compensation expenses of $3.9 million and $2.2 million, respectively, and $9.3 million and $10.3 million for the full years of 2025 and 2024, respectively.

Interest Expense: Interest expense for the three months ended December 31, 2025 and 2024, was $3.0 million and $3.4 million, respectively. Interest expense for the twelve months ended December 31, 2025 and 2024, were $13.0 million and $13.8 million, respectively. Interest expense relates to the Blue Owl Loan established in December 2023.

Net Income (Loss): XOMA Royalty reported net income of $6.1 million and $31.7 million for the three months and year ended December 31, 2025, as compared to net losses of $4.0 million and $13.8 million in the corresponding periods of 2024.

Cash Position: On December 31, 2025, XOMA Royalty had cash and cash equivalents of $133.7 million, including $50.8 million in restricted cash. The restricted cash balance included $42.3 million related to the assumed HilleVax lease and $2.2 million related to the Blue Owl Loan. Cash and cash equivalents of $106.4 million as of December 31, 2024, included $4.8 million in restricted cash related to the Blue Owl Loan.

Webcast

The Company will host a webcast on March 18, 2026, at 8:00 am Eastern Time to discuss the results and provide a business update. The webcast will be accessible on the “News & Events” page in the Investors section of XOMA Royalty’s website (https://investors.xoma.com/news-events). A replay of the webcast will be available for 30 days following the live event.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA Royalty, expectations around future royalty cash flows covering XOMA Royalty’s core operating expenses (the inflection point) and other developments related to VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], DSUVIA® (sufentanil sublingual tablet), and DARE to PLAY™ Sildenafil Cream and Sildenafil Cream, 3.6%; the potential occurrences and timing of the events listed under “ Key 2026 Pipeline Events”; expectations regarding the inflection point in XOMA Royalty’s business model of breakeven operating cash flows; the anticipated timings of regulatory filings and approvals related to assets in XOMA Royalty’s portfolio; and the potential of XOMA Royalty’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; and if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-K and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], DARE to PLAY™ (Sildenafil Cream), and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA ROYALTY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Income and revenues:
Income from purchased receivables under the EIR method	$7,706	$5,081	$26,745	$15,066
Income from purchased receivables under the cost recovery method	4,619	1,291	13,744	3,201
Revenue from contracts with customers	1,100	600	10,350	6,650
Revenue recognized under units-of-revenue method	332	1,742	1,310	3,570

Total income and revenues	13,757	8,714	52,149	28,487

Operating expenses:
Research and development	281	864	1,712	2,875
General and administrative	10,410	6,993	36,092	34,478
Credit losses on purchased receivables	—	7,904	—	30,904
Amortization of intangible assets	884	206	2,961	206

Total operating expenses	11,575	15,967	40,765	68,463

Income (loss) from operations	2,182	(7,253)	11,384	(39,976)
Other income (expense), net:
Gains on acquisitions	3,220	—	21,224	19,316
Change in fair value of embedded derivative related to RPA	—	—	—	8,100
Interest expense	(3,027)	(3,394)	(13,031)	(13,840)
Other income, net	3,782	1,021	12,238	6,921

Net income (loss) before tax	6,157	(9,626)	31,815	(19,479)
Income tax (expense) benefit	(54)	5,658	(103)	5,658

Net income (loss)	$6,103	$(3,968)	$31,712	$(13,821)

Net income (loss) available to (attributable to) common stockholders, basic	$3,319	$(5,336)	$18,516	$(19,293)

Basic net income (loss) per share available to (attributable to) common stockholders	$0.27	$(0.45)	$1.53	$(1.65)

Weighted average shares used in computing basic net income (loss) per share available to (attributable to) common stockholders
	12,208	11,868	12,081	11,701

Net income (loss) available to (attributable to) common stockholders, diluted	$4,679	$(5,336)	$26,184	$(19,293)

Diluted net income (loss) per share available to (attributable to) common stockholders	$0.26	$(0.45)	$1.46	$(1.65)

Weighted average shares used in computing diluted net income (loss) per share available to (attributable to) common stockholders	18,095	11,868	17,982	11,701

XOMA ROYALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$82,908	$101,654
Short-term restricted cash	5,441	1,330
Investment in equity securities	382	3,529
Trade and other receivables, net	4,896	1,839
Short-term royalty and commercial payment receivables under the EIR method	22,780	14,763
Short-term royalty and commercial payment receivables under the cost recovery method	—	413
Prepaid expenses and other current assets	852	2,076

Total current assets	117,259	125,604
Long-term restricted cash	45,361	3,432
Property and equipment, net	21	32
Operating lease right-of-use assets	256	319
Long-term royalty and commercial payment receivables under the EIR method	4,433	4,970
Long-term royalty and commercial payment receivables under the cost recovery method	55,888	55,936
Exarafenib milestone asset	3,600	3,214
Investment in warrants	697	—
Intangible assets, net	44,756	25,909
Other assets - long term	427	1,861

Total assets	$272,698	$221,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,208	$1,053
Accrued and other liabilities	9,885	5,752
Contingent consideration under RPAs, AAAs, and CPPAs	—	3,000
Operating lease liabilities	2,464	446
Unearned revenue recognized under units-of-revenue method	1,268	1,361
Preferred stock dividend accrual	1,424	1,368
Current portion of long-term debt	12,526	11,394
Contingent value rights liabilities - current portion	5,045	—

Total current liabilities	34,820	24,374
Unearned revenue recognized under units-of-revenue method – long-term	3,193	4,410
Exarafenib milestone contingent consideration	3,600	3,214
Long-term operating lease liabilities	20,114	483
Long-term debt	96,451	106,875
Contingent value rights liabilities - long-term	10,457	—
Deferred tax liability	103	—

Total liabilities	168,738	139,356

Convertible preferred stock, $0.05 par value, 5,003 shares authorized, issued and outstanding as of December 31, 2025 and December 31, 2024	20,019	20,019
Stockholders’ equity:
8.625% Series A cumulative, perpetual preferred stock, $0.05 par value, 984,000 shares authorized, issued and outstanding as of December 31, 2025 and December 31, 2024	49	49
8.375% Series B cumulative, perpetual preferred stock, $0.05 par value, 3,600 shares authorized, 1,760.5 and 1,600 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,858,955 and 11,952,377 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	89	90
Additional paid-in capital	1,305,200	1,298,747
Accumulated other comprehensive income	53	73
Accumulated deficit	(1,221,450)	(1,237,057)

Total stockholders’ equity	83,941	61,902

Total liabilities, convertible preferred stock and stockholders’ equity	$272,698	$221,277

XOMA ROYALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$31,712	$(13,821)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from purchased receivables under the EIR method	(5,925)	(15,066)
Stock-based compensation expense	9,273	10,312
Gains on acquisitions	(21,224)	(19,316)
Credit losses on purchased receivables	—	30,904
Gain on sale of equity securities	(3,663)	—
Income tax expense (benefit)	103	(5,658)
Common stock contribution to 401(k)	141	118
Amortization of intangible assets	2,961	206
Depreciation	11	10
Accretion of long-term debt discount and debt issuance costs	1,385	1,350
Non-cash lease expense	64	60
Change in fair value of equity securities	(90)	(131)
Change in fair value of available-for-sale debt securities classified as cash equivalents	(20)	73
Change in fair value of derivatives	(93)	—
CVR liability working capital adjustment	(394)	—
Changes in assets and liabilities:
Trade and other receivables, net	(2,426)	(835)
Prepaid expenses and other assets	3,839	302
Accounts payable and accrued liabilities	(10,597)	1,598
Operating lease liabilities	(876)	(284)
Unearned revenue recognized under units-of-revenue method	(1,310)	(3,570)

Net cash provided by (used in) operating activities	2,871	(13,748)

Cash flows from investing activities:
Net cash acquired in Kinnate acquisition	—	18,926
Net cash acquired in Turnstone acquisition	3,850	—
Net cash and restricted cash acquired in HilleVax acquisition	46,384	—
Net cash, cash equivalents, and restricted cash acquired in LAVA acquisition	15,263	—
Net cash and cash equivalents acquired in Mural acquisition	4,464	—
Payments of consideration under RPAs, AAAs, and CPPAs	(8,000)	(53,000)
Receipts under RPAs, AAAs, and CPPAs	3,300	29,248
Net payment for IP acquired under the Pulmokine Acquisition	—	(20,176)
Payment for BioInvent contract-based intangible asset	(20,725)	—
Payment of contingent consideration related to Kinnate IP asset	(550)	—
Purchase of property and equipment	—	(20)
Purchase of equity securities	(99)	(3,237)
Sale of equity securities	6,999	—
Payment to issue short-term loan to Xeno	(5,877)	—
Receipt from short-term loan repayment by Xeno	5,877	—

Net cash provided by (used in) investing activities	50,886	(28,259)

Cash flows from financing activities:
Proceeds from issuance of common stock	323	—
Proceeds from issuance of preferred stock	4,019	—
Payments of preferred and common stock issuance and financing costs	(672)	—
Principal payments – debt	(10,598)	(6,902)
Debt issuance costs and loan fees paid in connection with long-term debt	(80)	(740)
Payment of preferred stock dividends	(5,472)	(5,472)
Repurchases of common stock	(16,043)	(13)
Proceeds from exercise of options and other share-based compensation	5,046	5,214
Taxes paid related to net share settlement of equity awards	(2,986)	(3,214)

Net cash used in financing activities	(26,463)	(11,127)

Net increase (decrease) in cash, cash equivalents, and restricted cash	27,294	(53,134)
Cash, cash equivalents, and restricted cash as of the beginning of the period	106,416	159,550

Cash, cash equivalents, and restricted cash as of the end of the period	$133,710	$106,416

Supplemental Cash Flow Information:
Cash paid for interest	$11,906	$9,985
Cash paid for taxes	$277	$—
Non-cash investing and financing activities:
Accrual of contingent value rights liability in the Turnstone acquisition	$1,110	$—
Accrual of contingent value rights liability in the HilleVax acquisition	$5,673	$—
Accrual of contingent value rights liability in the LAVA acquisition	$9,114	$—
Right-of-use assets obtained in exchange for operating lease liabilities in the HilleVax acquisition	$22,525	$—
Relative fair value basis reduction of right-of-use assets in the HilleVax acquisition	$(22,525)	$—
Transaction costs in connection with Mural acquisition included in accrued expenses	$320	$—
Excise tax accrual due to stock repurchases	$68	$—
Reclassification of equity classified awards to liabilities	$(739)	$—
Reclassification of deferred issuance cost to equity	$578	$—
Preferred stock dividend accrual	$1,424	$1,368
Estimated fair value of the Exarafenib milestone asset	$—	$2,922
Estimated fair value of the Exarafenib milestone contingent consideration	$—	$(2,922)
Right-of-use assets obtained in exchange for operating lease liabilities in the Kinnate acquisition	$—	$824
Relative fair value basis reduction of rights-of-use assets in the Kinnate acquisition	$—	$(824)
Accrual of contingent consideration under the Affitech CPPA	$—	$3,000
Accrual of contingent consideration under the LadRx AAA	$—	$1,000

# # #

Investor contact:	Media contact:
Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1-646-438-9754	kathy@kathyvincent.com
juliane.snowden@xoma.com